Exhibit 4.2

PHH CORPORATION,

as Issuer

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

FIFTH SUPPLEMENTAL INDENTURE

Dated as of July 3, 2017

to

INDENTURE

Dated as of January 17, 2012

6.375% Senior Notes due 2021

TABLE OF CONTENTS

ARTICLE 1
CAPITALIZED TERMS

		Page

Section 1.01	Definitions	3

ARTICLE II
AMENDMENTS

Section 2.01	Amendments to the Indenture	3

ARTICLE III
CONSENT AND WAIVER

Section 3.01	Consent	4
Section 3.02	Waiver of Defaults	4

ARTICLE IV
MISCELLANEOUS

Section 4.01	Ratification of Indenture; Fifth Supplemental Indenture Part of Indenture	4
Section 4.02	Governing Law	5
Section 4.03	Certain Trustee Matters	5
Section 4.04	Successors	5
Section 4.05	Severability	5
Section 4.06	Counterparts	5
Section 4.07	Effect of Headings	6
Section 4.08	Entire Agreement	6
Section 4.09	No Liability of Directors, Officers, Employees, Incorporators, Members and Stockholders	6
Section 4.10	No Adverse Interpretation Of Other Agreements	6

THIS FIFTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), is dated as of July 3, 2017, between PHH CORPORATION, a corporation duly organized and existing under the laws of the State of Maryland (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee have previously entered into that certain Indenture, dated as of January 17, 2012 (the “Base Indenture”), by and between the Company and the Trustee, that provides for the issuance from time to time of the Company’s debt securities; and

WHEREAS, pursuant to Section 201 of the Base Indenture, the Company and the Trustee established the terms of that certain series of senior unsecured debt securities entitled the “6.375% Senior Notes due 2021” (the “Notes”) pursuant to the Third Supplemental Indenture to the Base Indenture (the “Third Supplemental Indenture” and the Base Indenture, as supplemented by the Third Supplemental Indenture with respect to the Notes, the “Indenture”), dated as of August 20, 2013, between the Company and the Trustee; and

WHEREAS, pursuant to the Offer to Purchase and Consent Solicitation Statement of the Company, dated as of June 19, 2017, and any amendments, modifications or supplements thereto (the “Offer to Purchase and Consent Solicitation Statement”), the Company has (a) offered to purchase for cash any and all outstanding Notes (the “Tender Offer”) and (b) requested that holders of the Notes deliver their consents (the “Consent Solicitation”) to (i) eliminate or modify substantially all of the restrictive covenants as well as certain events of default and other provisions contained in the Indenture, (ii) consent to any and all of the transactions relating to or contemplated by the Sales (as defined below), and (iii) waive any potential Default or Event of Default that may have occurred, or that may arise under the Indenture, directly or indirectly, resulting from the Sales, including if the Sales constitute all or substantially all of the Company’s assets; and

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend certain provisions of the Indenture or the Notes with the consent of the holders of a majority in principal amount of the Notes then outstanding; and

WHEREAS, pursuant to the Consent Solicitation, holders of at least a majority in principal amount of the Notes have duly consented to the proposed amendments, waivers and consents set forth in this Fifth Supplemental Indenture in accordance with Section 9.02 of the Indenture; and

WHEREAS, all acts and requirements necessary to make this Fifth Supplemental Indenture a legal, valid and binding obligation of the Company have been done; and

WHEREAS, the board of directors of the Company has authorized and approved the execution and delivery of this Fifth Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and for the equal and proportionate benefit of the holders of the Notes, the Company and the Trustee hereby agree as follows:

ARTICLE 1
CAPITALIZED TERMS

Section 4.11          Definitions.  Section 1.02 of the Indenture is hereby amended by adding the following definition. Except as otherwise expressly provided herein, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

“Sales” means the following sales of certain of the Company’s assets:

•              the sale (the “MSR Sale”) of the Company’s portfolio of MSRs as of October 31, 2016 (excluding the Company’s Ginnie Mae MSRs that were part of a sale transaction with Lakeview Loan Servicing, LLC announced in November 2016 (the “MSR Portfolio”)), together with all servicing advances related to the MSR Portfolio, to New Residential Mortgage LLC; and

•              the sale (the “Home Loans Sale”) of certain assets and liabilities of PHH Home Loans, LLC to Guaranteed Rate Affinity, LLC.

The terms of the MSR Sale are set forth in the agreement for the purchase and sale of servicing rights, dated as of December 28, 2016, and the terms of the Home Loans Sale are set forth in the asset purchase agreement dated as of February 15, 2017, and the JV interests purchase agreement dated as of February 15, 2017.

ARTICLE V
AMENDMENTS

Section 5.01          Amendments to the Indenture.

(i)            The Indenture is hereby amended to delete Section 3.02 (Repurchase of Notes upon a Change of Control), Section 4.02 (Existence), Section 4.03 (Payment of Taxes and other Claims), Section 4.04 (Maintenance of Properties and Insurance), Section 4.05 (Limitation on Subsidiary Debt), Section 4.06 (Limitation on Restricted Payments), Section 4.07 (Limitation on Liens), Section 4.08 (Financial Reports), Section 4.09 (Debt/Tangible Equity Ratio) and clauses (iii)(2), (3) and (4) of Section 5.02(a) (Consolidation, Merger or Sale of Assets) in their entirety and all references thereto contained in the Indenture in their entirety;

(ii)           The failure to comply with the terms of any of the Sections of the Indenture set forth in clause (i) above shall no longer constitute a Default or an Event of Default under the Indenture with respect to the Notes and shall no longer have any other consequence under the Indenture with respect to the Notes;

(iii)          The Indenture is hereby amended to delete clauses (iii) and (iv) of Section 6.02(a) (Events of Default) in their entirety and, solely with respect to the Material Subsidiaries, clauses (v) and (vi) of Section 6.02(a) (Events of Default) in their entirety and all references thereto contained in Section 6.02(a) and elsewhere in the Indenture in their entirety, and the occurrence of the events described in clauses (iii) and (iv) of Section 6.02(a) and, solely with respect to the Material Subsidiaries, clauses (v) and (vi) of Section 6.02(a) shall no longer constitute Events of Default with respect to the Notes and shall no longer have any other consequences under the Indenture with respect to the Notes;

(iv)          All definitions set forth in Section 101 of the Base Indenture and Section 1.02 of the Third Supplemental Indenture that relate to defined terms used solely in  the Sections deleted pursuant to the terms of this Fifth Supplemental Indenture are no longer applicable to the Notes; and

(v)           All references to Sections of the Indenture amended by this Fifth Supplemental Indenture shall be to such Sections as amended by this Fifth Supplemental Indenture.

ARTICLE VI
CONSENT AND WAIVER

Section 6.01          Consent.  Any and all of the transactions relating to or contemplated by the Sales are hereby irrevocably consented to in all respects.

Section 6.02          Waiver of Defaults.  Any and all Defaults, Events of Default or other defaults that may have occurred, or that may arise under the Indenture, directly or indirectly, resulting from the Sales, including if the Sales constitute all or substantially all of the Company’s assets, are hereby irrevocably waived in all respects.

ARTICLE VII
MISCELLANEOUS

Section 7.01          Ratification of Indenture; Fifth Supplemental Indenture Part of Indenture.

(i)            This Fifth Supplemental Indenture shall be effective and binding immediately upon its execution by the Company and the Trustee, and thereupon this Fifth Supplemental Indenture shall form a part of the Indenture for all purposes.  In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Fifth Supplemental Indenture, then the terms and conditions of this Fifth Supplemental Indenture shall prevail.

(ii)           Notwithstanding an earlier execution date, the provisions of this Fifth Supplemental Indenture (including the amendments, waivers and consents), shall not become operative until the time of payment or deposit (the “operative date”) with DTC by the Company of an amount of money sufficient to pay for all Notes validly tendered and accepted pursuant to the Tender Offer and Consent Solicitation and to pay all early tender premiums required under the Tender Offer and Consent Solicitation, following the receipt of the Requisite Consents (as defined in the Offer to Purchase and Consent Solicitation Statement).

(iii)          The Notes include certain of the foregoing provisions from the Indenture. Upon the operative date of this Fifth Supplemental Indenture, every Note heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby, and such provisions from the Notes shall be deemed deleted or amended as applicable.

(iv)          If the Tender Offer and Consent Solicitation is terminated or withdrawn, or the Notes are not accepted for payment for any reason, this Fifth Supplemental Indenture will not become operative.  In that case, the amendments to the Indenture effected by the Fifth Supplemental Indenture will be deemed to be revoked retroactive to the date of the Fifth Supplemental Indenture, and the Indenture will remain in its current form.

(v)           Except as modified and amended by this Fifth Supplemental Indenture, all provisions of the Indenture shall remain in full force and effect.

Section 7.02          Governing Law. This Fifth Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 7.03          Certain Trustee Matters. The Recitals of the Company contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Fifth Supplemental Indenture or the Notes or the proper authorization or the due execution hereof or thereof by the Company.

Section 7.04          Successors. All the covenants, stipulations, promises and agreements in this Fifth Supplemental Indenture and the Notes shall bind the Company’s successors and assigns whether so expressed or not.

Section 7.05          Severability. To the extent permitted by applicable law, in case any one or more of the provisions contained in this Fifth Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Fifth Supplemental Indenture or of the Notes.

Section 7.06          Counterparts. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 7.07          Effect of Headings. The Article and Section headings herein and in the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 7.08          Entire Agreement. This Fifth Supplemental Indenture, together with the Indenture as amended hereby and the Notes, contains the entire agreement of the parties with respect to the Notes, and supersedes all other representations, warranties, agreements and understandings between the parties hereto and thereto, oral or otherwise, with respect to the matters contained herein and therein.

Section 7.09          No Liability of Directors, Officers, Employees, Incorporators, Members and Stockholders.  No director, officer, employee, incorporator, member or stockholder of the Company or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, any Note Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations.  Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 7.10          No Adverse Interpretation Of Other Agreements.  The Indenture may not be used to interpret another indenture or loan or debt agreement of the Company or any Subsidiary of the Company and no such indenture or loan or debt agreement may be used to interpret the Indenture.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed as of the day and year first above written.

PHH CORPORATION

By:	/s/Hugo Arias
Hugo Arias
Sr. Vice President & Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:	/s/Karen Yu

[Signature Page of Fifth Supplemental Indenture]